77C

Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level
on various proposals recently approved by the Fund's Board Members. The following
tables provide the number of votes cast for, against or withheld, as well as the number of
abstentions and broker non-votes as to the following proposals: (1) Election of Board
Members and (2) Agreement and Plan of Reorganization.
1. Election of Board Members?
Authority
Nominees                Votes For             Withheld        Abstentions
Elliot J. Berv        11,371,577,703.044     110,780,281.850      0.000
A. Benton Cocanougher 11,371,577,703.044     110,780,281.850      0.000
Jane F. Dasher        11,371,577,703.044     110,780,281.850      0.000
Mark T. Finn          11,371,577,703.044     110,780,281.850      0.000
Rainer Greeven        11,371,577,703.044     110,780,281.850      0.000
Stephen Randolph Gross 11,371,577,703.044    110,780,281.850      0.000
Richard E. Hanson, Jr. 11,371,577,703.044    110,780,281.850      0.000
Diana R. Harrington    11,371,577,703.044    110,780,281.850      0.000
Susan M. Heilbron      11,371,577,703.044    110,780,281.850      0.000
Susan B. Kerley        11,371,577,703.044    110,780,281.850      0.000
Alan G. Merten         11,371,577,703.044    110,780,281.850      0.000
R. Richardson Pettit   11,371,577,703.044    110,780,281.850      0.000
R. Jay Gerken, CFA     11,371,577,703.044    110,780,281.850      0.000
?Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.
2. Agreement and Plan of Reorganization

Item Voted On
Reorganize as Series of a
Maryland Business Trust

Votes For            Votes Against    Abstentions      Broker Non-Votes
7,194,606,188.767   13,519,014.610  129,738,878.517   4,144,493,903.000

On January 12, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund?s Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposal:
Revise Fundamental Investment Policies

                                     Votes
Items Voted On    Votes For         Against     Abstentions      Non-Votes
Borrow Money 2,211,317,955.680  8,157,312.530  65,927,846.300  106,171,009.0
Undrwritg    2,211,331,596.110  8,143,672.100  65,927,846.300  106,171,009.0
Lending      2,211,317,955.680  8,157,312.530  65,927,846.300  106,171,009.0
Issu Sr Sec  1,713,175,148.080 506,300,120.130 65,927,846.300  106,171,009.0
Real Estate  1,713,175,148.080 506,300,120.130 65,927,846.300  106,171,009.0
Commodities  1,713,175,148.080 506,300,120.130 65,927,846.300  106,171,009.0